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Macau Resources Group Limited

Galaxy Resort Hotel

Galaxy Macau

COTAI, Macau

12 February 2013

Dear sirs

Macau Resources Group Limited (the "Company")

We are lawyers licensed and qualified to practice law in the British Virgin Islands. We have been asked to provide this legal opinion in connection with the issuance of the following securities (among others), as registered under the United States Securities Act of 1933, as amended, (the "Securities Act"), pursuant to the Registration statement, as amended, on Form F-4, Number 333-18593 provided to us (the "Registration Statement") as filed by the Company with the United States Securities and Exchange Commission ("SEC"):

The offer and sale to the security holders of Israel Growth Partners Acquisition Corp., a Delaware Corporation ("IGPAC"), pursuant to a merger of IGPAC with and into the Company, of:

(i)	up to 912,500 Ordinary Shares (as defined below) to the holders of IGPAC common stock;

(ii)	up to 390,000 warrants to purchase an Ordinary Share ("the Warrants") to the holders of warrants in IGPAC (the "IGPAC Warrants", as detailed in the Registration Statement); and

(iii)	up to 390,000 Ordinary Shares issuable pursuant to the Warrants.

This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement (as defined below).

1.	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1.	The written resolutions of the board of directors of the Company dated 8 February 2013, and the written resolutions of the shareholders of the Company dated 8 February 2013 (the "Resolutions").

1.2.	A registered agent's certificate dated 4 February 2013, issued by Offshore Incorporations Limited, the Company's registered agent, (a copy of which is attached as Annexure A) (the "Registered Agent's Certificate").

1.3.	A director's certificate dated 8 February 2013, a copy of which is attached as Annexure B (the "Director's Certificate").

1.4.	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 12 February 2013 including:

a)	the Company's Certificate of Incorporation; and

b)	the Company's amended and restated Memorandum and Articles of Association.

1.5.	The Registration Statement.

1.6.	The form of the IGPAC Warrant agreement.

1.7.	The form of agreement, merger agreement and plan of merger entered into between the Company and IGPAC (the "Merger Agreement").

2.	Assumptions

In giving this opinion we have assumed (without further verification) the completeness and accuracy of the Registered Agent's Certificate and the Director's Certificate. We have also relied upon the following assumptions, which we have not independently verified:

2.1.	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2.	All signatures, initials and seals are genuine.

2.3.	The accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.

Legal Opinion

2.4.	There is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions hereinafter appearing.

2.5.	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.6.	The Resolutions remain in full force and effect.

2.7.	That the Company will assume the obligations of IGPAC in respect of the IGPAC Warrants, on the same terms (save that the securities issuable thereunder shall be securities in the Company), by virtue of the Merger Agreement.

3.	Opinion

Based upon, and subject to, the foregoing assumptions and the qualifications set out in section 4 below, and having regard to such legal considerations as we consider relevant, we are of the opinion that:

3.1.	The Company is a limited liability company duly incorporated under the BVI Business Companies Act, 2004 (the "Act"), in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name.

3.2.	The Company is authorised to issue an unlimited number of shares of no par value each divided into the following classes:

a)	an unlimited number of Ordinary Shares of no par value;

b)	1,000,000 Class A preferred shares of no par value;

c)	1,000,000 Class B preferred shares of no par value;

d)	1,000,000 Class C preferred shares of no par value;

e)	1,000,000 Class D preferred shares of no par value;

f)	1,000,000 Class E preferred shares of no par value.

3.3.	The Ordinary Shares and the Warrants to be issued in accordance with the Merger Agreement, when issued in accordance with their governing instruments and the Company's memorandum and articles of association, and in the manner described in the Merger Agreement, will have been duly authorised, validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on such securities).

Legal Opinion

4.	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1.	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2.	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands.

4.3.	We reserve our opinion as to the extent to which the courts of the British Virgin Islands would, in the event of any relevant illegality, sever the offending provisions and enforce the remainder of the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.4.	We make no comment with regard to the references to foreign statutes in the Registration Statement.

4.5.	This opinion is confined to and given on the basis of the laws of the British Virgin Islands at the date hereof and as currently applied by the courts of the British Virgin Islands. We have not investigated and we do not express or imply nor are we qualified to express or imply any opinion on the laws of any other jurisdiction.

5.	Consents

In connection with the above opinion, we hereby consent:

5.1.	To the use of our name in the Registration Statement, the prospectus constituting a part thereof and all amendments thereto under the caption "Legal Matters"; and

5.2.	To the filing of this opinion as an exhibit to the Registration Statement.

This opinion is governed by and is to be construed in accordance with British Virgin Islands law and is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Forbes Hare
Forbes Hare

Legal Opinion

ANNEXURE A

Registered Agent's Certificate

CERTIFICATE OF INCUMBENCY

Macau Resources Group Limited

We, Offshore Incorporations Limited of P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, being the duly appointed Registered Agent of Macau Resources Group Limited (the "Company"), a BVI Business Company incorporated in the British Virgin Islands on 28 October 2011 with Company Number 1678091, to the best of our knowledge and according to our records, hereby certify the following:-

(1)	The Company is in good standing in the British Virgin Islands.

(2)	The Registered Office of the Company is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

(3)	That as far as can be determined from the documents retained at the Registered Office of the Company:

(i)	The current director(s):
	Name	Date Appointed
	CHUNG Long Jin	1 November 2011
	LAM Cheok Va	1 November 2011
	HSU, Chen Hai	1 November 2011
	SHU Qinliang	1 November 2011
	WANG Bo	25 May 2012

(ii)	The current shareholder(s):
	Name	No. of Share(s) Held
	CHUNG Long Jin	82
	LAM Cheok Va	5
	HSU, Chen Hai	5
	SHU Qinliang	8

(iii)	The Company is authorised to issue an unlimited number of shares of no par value divided into two class of shares as follows:

a)	an unlimited number of ordinary shares of no par value ("Ordinary Shares");
b)	1,000,000 Class A preferred shares of no par value each ("Class A Preferred Shares");
c)	1,000,000 Class B preferred shares of no par value each ("Class B Preferred Shares");
d)	1,000,000 Class C preferred shares of no par value each ("Class C Preferred Shares");
e)	1,000,000 Class D preferred shares of no par value each ("Class D Preferred Shares");
f)	1,000,000 Class E preferred shares of no par value each("Class E Preferred Shares"), Class A-E Preferred shares together being "Preferred Shares")

(iv)	The Company does not maintain at its Registered Office a copy of a register of charges under section 162 of the BVI Business Companies Act (the "Act"). It should be noted that a Register of Registered Charges in respect of the Company may be kept at the Registry of Corporate Affairs pursuant to section 163 of the Act. The keeping of any such Register of Registered Charges is independent of the keeping of any register at its Registered Office and the contents of a Register of Registered Charges may not correspond with those of any register at the Registered Office.

Signed on 4 February 2013

For and on behalf of
Offshore Incorporations Limited

Authorised Signatory

Legal Opinion

ANNEXURE B

Director's Certificate

Macau Resources Group Limited

Road Town, Tortola

British Virgin Islands

DIRECTOR'S CERTIFICATE

Date: 8 February 2013

Forbes Hare

PO Box 4649

Road Town, Tortola

British Virgin Islands

Dear Sirs

Macau Resources Group Limited (the "Company")

1, Long Jin Chung, being a director of the Company, am aware that you are being asked to provide a legal opinion (the "Opinion") in relation to certain aspects of British Virgin Islands law and more specifically the merger of Israel Growth Partners Acquisition Corp (the "Merging Company") with and into the Company (the "Merger"). All Capitalised terms contained herein shall have the same meaning as given to them in the Opinion. I hereby confirm the following:

•	The Memorandum and Articles of Association of the Company as amended and restated on 18 June 2012 remain in full force and effect and are unamended.

•	The written resolutions of the board of directors passed on 8 February 2013 (the "Board Resolutions") were signed by all of the directors in the manner prescribed in the Articles of Association of the Company.

•	The Company is authorised to issue an unlimited number of shares of no par value each divided into the following classes:

a)	an unlimited number of Ordinary Shares of no par value;
b)	1,000,000 Class A preferred shares of no par value;
c)	1,000,000 Class B preferred shares of no par value;
d)	1,000,000 Class C preferred shares of no par value;
e)	1,000,000 Class D preferred shares of no par value; and
f)	1,000,000 Class E preferred shares of no par value.

•	The Ordinary Shares and the Warrants to be issued by the Company in accordance with the Merger Agreement, have been duly authorised and once issued will be validly issued, fully paid and non-assessable.

•	The shareholders of the Company have not restricted or limited the powers of the directors in any way. There is no contractual or other prohibition (other than as arising under British Virgin Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Transaction Documents.

•	The Resolutions were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

Legal Opinion

•	The directors of the Company at the date of the Resolutions were and at the date hereof are: Long Jin Chung, Cheok Va Lam, Chen Hai Hsu and Qinliang Shu.

•	The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands and made available to you are complete and accurate. In all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) (duly convened in accordance with the Articles of Association of the Company) and all resolutions passed at the meetings, or passed by written consent as the case may be.

•	Each director considers the transaction to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company.

•	To the best of my knowledge and belief, having made due inquiry the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company, nor has any receiver been appointed over any of the Company's properly or assets.

•	The Company is not a central bank, monetary authority or other sovereign entity of any state.

I confirm that you may rely on this Certificate as being true and correct.

/s/ Long Jin Chung
By: Long Jin Chung
Director

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